MARINEMAX REPORTS SECOND QUARTER FISCAL 2016 RESULTS
~ Quarterly Revenue Grows to $200 Million ~
~ Same-Store Sales Growth Increases 16% ~
~ Quarterly Pretax Earnings Increases Ten-fold ~
~ Raises 2016 Annual Guidance ~

CLEARWATER, FL, April 26, 2016 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its second quarter ended March 31, 2016.

Revenue grew 16% to $199.6 million for the quarter ended March 31, 2016 from $172.1 million for the comparable quarter last year. Same-store sales grew more than 16% which is on top of 27% growth in the same period a year ago. The Company’s pretax earnings were $4.0 million compared with $390,000 for the same period a year ago, an increase of more than 10 times. The Company reported net income of $2.4 million, or $0.10 per diluted share for the quarter ended March 31, 2016 compared to net income of $390,000, or $0.02 per diluted share for the comparable quarter last year. In the same period last year, the Company was not required to provide an income tax provision.

Revenue increased 12% to $369.1 million for the six months ended March 31, 2016 compared with $330.3 million for the comparable period last year. Same-store sales grew more than 12% on top of 35% growth for the comparable period last year. The Company’s pretax earnings were $5.4 million compared with $604,000 for the same period a year ago. Net income for the six months ended March 31, 2016 was $3.3 million or $0.13 per diluted share, compared to net income of $604,000, or $0.02 per diluted share for the comparable period last year. In the same period last year, the Company was not required to provide an income tax provision.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “We are excited by our results in the quarter and through the first half of the year. Our performance continues to be driven by new products from our premium manufacturing partners as well as great execution by our team on our customer centric strategies. Our same-store sales growth this quarter provides additional evidence that the pace of the boating recovery is continuing to build, especially for MarineMax.”

Mr. McGill continued, “With our product line expansions over the past few years, combined with new models from our partners, we expect to continue our ongoing market share gains and improved earnings performance. We are certainly encouraged by our backlog of orders, the right inventory mix, a broader geographic reach with our recent Northeast coastal acquisition of Russo Marine, and the fact that we are entering the busiest selling season of the year. Our team is fully engaged as they execute on our strategy to maximize our customers’ enjoyment of the boating lifestyle, as we create long-term shareholder value and happy customers.”

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2016 Guidance

Based on current business conditions, retail trends and other factors, the Company is raising annual guidance expectations for fully taxed earnings per diluted share to be in the range of $0.68 to $0.75 for fiscal 2016 from its previous guidance of $0.60 to $0.70. This compares to an adjusted, but fully taxed, diluted earnings per share of $0.47 in fiscal 2015. The adjustments to fiscal 2015 are the removal of certain gains and a deferred tax asset valuation allowance reversal noted in previous earnings releases. These expectations do not take into account, or give effect, for possible material acquisitions that may potentially be completed by the Company during the fiscal year or other unforeseen events.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Crest, Scout, Sailfish, Sea Pro, Scarab Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 56 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the second quarter ended March 31, 2016; our expectation to continue our ongoing market share gains and improved earnings performance; our belief that we are entering the time of the year that is typically our busiest selling season; and our creation of long-term shareholder value. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions, as well as those within our industry, and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2015 and other filings with the Securities and Exchange Commission.

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. Abbey Heimensen Public Relations 727.531.1700	Brad Cohen — Investor Relations Integrated Corporate Relations, Inc. 203.682.8211 Susan Hartzell – Media Contact Integrated Corporate Relations, Inc. 203.682.8238

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Revenue	$199,566	$172,143	$369,103	$330,269
Cost of sales	150,539	129,943	278,462	250,614

Gross profit	49,027	42,200	90,641	79,655
Selling, general, and administrative expenses	43,459	40,557	82,410	76,652

Income from operations	5,568	1,643	8,231	3,003
Interest expense	1,582	1,253	2,809	2,399

Income before income tax provision	3,986	390	5,422	604
Income tax provision	1,564	—	2,111	—

Net income	$2,422	$390	$3,311	$604

Basic net income per common share	$0.10	$0.02	$0.14	$0.02

Diluted net income per common share	$0.10	$0.02	$0.13	$0.02

Weighted average number of common shares used in computing net income per common share:
Basic	24,154,397	24,544,272	24,183,926	24,409,969

Diluted	24,696,881	25,265,857	24,699,601	25,105,262

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31,	March 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$43,974	$42,695
Accounts receivable, net	31,855	23,046
Inventories, net	346,411	277,030
Prepaid expenses and other current assets	10,858	3,876
Deferred tax assets, net	7,644	—
Total current assets	440,742	346,647
Property and equipment, net	113,012	108,100
Other long-term assets, net	3,850	5,257
Deferred tax assets, net	17,572	—

Total assets	$575,176	$460,004

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$26,998	$11,928
Customer deposits	19,707	17,157
Accrued expenses	22,505	20,741
Short-term borrowings	219,030	165,287

Total current liabilities	288,240	215,113
Long-term liabilities	651	345

Total liabilities	288,891	215,458
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	26	25
Additional paid-in capital	236,885	232,586
Retained earnings	78,744	27,745
Treasury stock	(29,370)	(15,810)

Total stockholders’ equity	286,285	244,546

Total liabilities and stockholders’ equity	$575,176	$460,004

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